Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Randall Weisenburger

212-415-3393

Omnicom Reports Second Quarter 2014 Results

NEW YORK, JULY 22, 2014 - Omnicom Group Inc. (NYSE-OMC) today announced that its worldwide revenue in the second quarter of 2014 increased 6.4% to $3,870.9 million from $3,637.0 million in the second quarter of 2013. Domestic revenue for the second quarter of 2014 increased 7.8% to $2,053.3 million compared to $1,904.0 million in the second quarter of 2013. International revenue increased 4.9% to $1,817.6 million compared to $1,733.0 million in the second quarter of 2013.

For the quarter ended June 30, 2014, organic growth increased revenue 5.8% versus the second quarter of 2013 and the impact of foreign exchange rates increased revenue 0.7% compared to the same quarter of 2013. Acquisitions, net of dispositions reduced revenue 0.1%.

Across our regional markets, organic revenue in the second quarter increased 7.9% in North America, 2.1% in Europe, 5.1% in Asia Pacific, 7.8% in Latin America and 2.0% in Africa/Middle East.

The change in organic revenue in the second quarter of 2014 compared to the second quarter of 2013 in our four fundamental disciplines was as follows: advertising increased 10.5%, CRM increased 1.1%, public relations increased 4.1% and specialty communications increased 0.2%.

On May 8, 2014, Omnicom and Publicis Groupe S.A. (“Publicis”) entered into a termination agreement under which Omnicom and Publicis mutually agreed to terminate their proposed merger.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Second quarter results include $1.8 million of pre-tax charges in connection with the proposed merger with Publicis, which are primarily comprised of professional fees. In addition, the effective tax rate for the second quarter reflects the recognition of an income tax benefit of $11.2 million related to previously incurred expenses for the proposed merger with Publicis. On May 8, 2014, the proposed merger with Publicis was terminated. Prior to the termination of the merger, the majority of the merger costs were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. The net impact of these items on net income available to common shareholders in the second quarter was $9.2 million. The impact on diluted earnings per common share was $0.03 per common share.

In the second quarter of 2014, Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, increased $25.9 million, or 4.7%, to $574.2 million from $548.3 million in the second quarter of 2013. Our EBITA margin decreased to 14.8% for the second quarter of 2014 compared to 15.1% for the second quarter of 2013.

Operating income in the second quarter of 2014 increased $25.4 million, or 4.9%, to $548.4 million from $523.0 million in the second quarter of 2013 and the operating margin in the second quarter of 2014 decreased to 14.2% versus 14.4% in the second quarter of 2013.

Omnicom’s net income for the second quarter of 2014 increased $35.7 million, or 12.3%, to $325.2 million from $289.5 million in the second quarter of 2013. Diluted net income per common share in the second quarter was $1.23 per share versus $1.09 per share during the second quarter of 2013.

Year-to-date

Worldwide revenue for the six months ended June 30, 2014 increased 4.8% to $7,373.0 million from $7,035.9 million in the same period in 2013. Domestic revenue for the six months ended June 30, 2014 increased 6.0% to $3,917.3 million from $3,695.6 million in the same period in 2013. International revenue for the six months ended June 30, 2014 increased 3.5% to $3,455.7 million from $3,340.3 million in the same period in 2013.

Omnicom Group Inc.

For the six months ended June 30, 2014, organic growth increased revenue 5.1% and the impact of foreign exchange rates increased revenue 0.1%. Acquisitions, net of dispositions reduced revenue 0.4%.

Across our regional markets for the six months ended June 30, 2014, organic revenue increased 6.4% in North America, 2.2% in Europe, 5.4% in Asia Pacific, 7.6% in Latin America and 4.2% in Africa/Middle East when compared to the same period in 2013.

The change in organic revenue in the six months of 2014 compared to the same period in 2013 in our four fundamental disciplines was as follows: advertising increased 7.8%, CRM increased 2.7%, public relations increased 2.7% and specialty communications increased 2.5%.

Year-to-date 2014 results include $8.8 million of pre-tax charges in connection with the proposed merger with Publicis, which are primarily comprised of professional fees. In addition, the effective tax rate for the six months ended June 30, 2014 reflects the recognition of an income tax benefit of $11.4 million related to previously incurred expenses for the proposed merger with Publicis. On May 8, 2014, the proposed merger with Publicis was terminated. Prior to the termination of the merger, the majority of the merger costs were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. The net impact of these items on net income available to common shareholders in the six months ended June 30, 2014 was $2.6 million. The impact on diluted earnings per common share was $0.01 per common share.

Omnicom’s EBITA for the six months ended June 30, 2014 increased 3.8%, or $35.9 million, to $981.3 million from $945.4 million for the same period in 2013. EBITA margins decreased to 13.3% for the six months of 2014 versus 13.4% during the same period of 2013.

Operating income for the six months ended June 30, 2014 increased $36.3 million, or 4.1%, to $931.1 million compared to $894.8 million for the same period in 2013. Our operating margin for the six months of 2014 decreased to 12.6% from 12.7% versus the six months of 2013.

Omnicom Group Inc.

Net income for the six months ended June 30, 2014 increased $36.0 million, to $530.7 million from $494.7 million for the same period in 2013.

Omnicom’s diluted net income per common share for the six months ended June 30, 2014 increased fifteen cents, or 8.1%, to $2.00 per share, compared to $1.85 per share for the six months of 2013.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

Three Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2014	2013
	Reported	Reported

Revenue	$ 3,870.9	$ 3,637.0

Operating Expenses, excluding amortization of intangibles	3,296.7	3,088.7

EBITA (a) (b)	574.2	548.3

Less: Amortization of Intangibles	25.8	25.3

Operating Income	548.4	523.0

Net Interest Expense	33.7	40.7

Income before income taxes	514.7	482.3

Income tax expense (a)	160.3	163.6

Income from equity method investments	4.0	2.9

Net income	358.4	321.6

Less: Net income allocated to noncontrolling interests	33.2	32.1

Net income - Omnicom Group Inc.	325.2	289.5

Less: Net income allocated to participating securities	6.3	7.8

Net income available for common shares (a)	$ 318.9	$ 281.7

Net income per common share - Omnicom Group Inc.
Basic	$ 1.24	$ 1.09
Diluted (a)	$ 1.23	$ 1.09

Weighted average shares (in millions)
Basic	256.2	257.7
Diluted	258.2	259.2

Dividend declared per common share	$ 0.50	$ 0.40

(a)	Second quarter 2014 amounts include $1.8 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis, which are primarily comprised of professional fees. In addition, income tax expense for the second quarter of 2014 includes the recognition of an income tax benefit of $11.2 million related to previously incurred expenses for the proposed merger with Publicis. On May 8, 2014, the proposed merger with Publicis was terminated. Prior to the termination of the merger, the majority of the merger costs were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, for income tax purposes, the merger costs were no longer required to be capitalized and as a result, we recorded a tax benefit related to the expenses that were previously incurred. The net impact of these items on net income available to common shareholders was $9.2 million. The impact on diluted earnings per common share was $0.03 per common share during the period presented.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Six Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2014	2013
	Reported	Reported

Revenue	$ 7,373.0	$ 7,035.9

Operating Expenses, excluding amortization of intangibles	6,391.7	6,090.5

EBITA (a) (b)	981.3	945.4

Less: Amortization of Intangibles	50.2	50.6

Operating Income	931.1	894.8

Net Interest Expense	72.7	81.7

Income before income taxes	858.4	813.1

Income tax expense	276.5	272.7

Income from equity method investments	4.6	6.1

Net income	586.5	546.5

Less: Net income allocated to noncontrolling interests	55.8	51.8

Net income - Omnicom Group Inc.	530.7	494.7

Less: Net income allocated to participating securities	10.4	13.4

Net income available for common shares	$ 520.3	$ 481.3

Net income per common share - Omnicom Group Inc.
Basic	$ 2.02	$ 1.86
Diluted	$ 2.00	$ 1.85

Weighted average shares (in millions)
Basic	257.7	259.4
Diluted	259.8	260.7

Dividend declared per common share	$ 0.90	$ 0.80

(a)	Year-to-date 2014 amounts include $8.8 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis, which are primarily comprised of professional fees. In addition, income tax expense for the first six months of 2014 includes the recognition of an income tax benefit of $11.4 million related to previously incurred expenses for the proposed merger with Publicis. On May 8, 2014, the proposed merger with Publicis was terminated. Prior to the termination of the merger, the majority of the merger costs were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, for income tax purposes, the merger costs were no longer required to be capitalized and as a result, we recorded a tax benefit related to the expenses that were previously incurred. The net impact of these items on net income available to common shareholders was $2.6 million. The impact on diluted earnings per common share was $0.01 per common share during the period presented.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

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